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                                                                    EXHIBIT 23.3

            [LETTERHEAD DWORKEN, HILLMAN, LAMORTE & STERCZALA, P.C.]



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement and Prospectus of Railworks Corporation, relating to the offering of 100,000,000 shares of common stock, of our reports dated February 24, 1998 on the financial statements and the financial statement schedules of New England Railroad Construction Company, Inc. contained in this Registration Statement, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the Prospectus.


                                 /s/ Dworken, Hillman, LaMorte & Sterczala, P.C. DWORKEN, HILLMAN, LAMORTE & STERCZALA, P.C.



May 20, 1998
Bridgeport, Connecticut